Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

Press Release
For Immediate Release: November 2, 2026

Investor Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com

Boise Cascade reports third quarter 2026 results

BOISE, IDAHO - November 2, 2026 - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $36.4 million, or $1.04 per share, on sales of $1.8 billion for the third quarter ended September 30, 2026, compared with net income of $21.8 million, or $0.58 per share, on sales of $1.7 billion for the third quarter ended September 30, 2025.

“In the third quarter of 2026, we delivered strong financial results despite softer housing starts, demonstrating the resilience of our integrated distribution and wood products platform,” said Jeff Strom, CEO. “Our nationwide reach, local expertise, and disciplined execution enabled us to begin navigating our supplier transitions while sustaining the reliable service and consistent value our customers count on. I’m grateful to our associates, whose commitment to innovation and customer success continues to drive our company forward. As we close out 2026 and look ahead to 2027, we remain focused on integrating new specialty product lines, driving efficiencies, and supporting our customers and suppliers with the in-stock availability and next-day delivery capabilities they value in a more cautious demand environment.”

Third Quarter 2026 Highlights

	3Q 2026	3Q 2025	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,802,174	$1,667,806	8%
Net income	36,390	21,769	67%
Net income per common share - diluted	1.04	0.58	79%
Adjusted EBITDA [1]	98,489	74,381	32%
Segment Results
Building Materials Distribution sales	$1,669,465	$1,556,150	7%
Building Materials Distribution income	51,280	54,286	(6)%
Building Materials Distribution EBITDA [1]	66,902	69,831	(4)%
Wood Products sales	461,236	396,401	16%
Wood Products income (loss)	16,079	(12,055)	N/M
Wood Products EBITDA [1]	42,690	14,506	194%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In third quarter 2026, total U.S. housing starts and single-family housing starts decreased 4% and 2%, respectively, compared to the same period in 2025. On a year-to-date basis through September 2026, total U.S. housing starts and single-family housing starts decreased 1% and 4%, respectively, compared to the same period in 2025. Single-family housing starts are the key demand driver for our sales.

Building Materials Distribution (BMD)

BMD's sales increased $113.3 million, or 7%, to $1,669.5 million for the three months ended September 30, 2026, from $1,556.2 million for the three months ended September 30, 2025. The overall increase in sales was driven by net sales price and net sales volume increases of 5% and 2%, respectively. By product line, general line product sales increased 4%, commodity sales increased 15%, and EWP sales (substantially all of which are sourced through our Wood Products segment) increased 1%. BMD segment income decreased $3.0 million to $51.3 million for the three months ended September 30, 2026, from $54.3 million for the three months ended September 30, 2025. The decrease in segment income was driven by increased selling and distribution expenses of $6.9 million, offset partially by a gross margin increase of $3.6 million. The increase in gross margin was driven by higher gross margins on commodity products, offset partially by lower gross margins on general line products.

Wood Products

Wood Products' sales, including sales to BMD, increased $64.8 million, or 16%, to $461.2 million for the three months ended September 30, 2026, from $396.4 million for the three months ended September 30, 2025. The increase in sales was primarily driven by higher plywood sales prices and EWP sales volumes. These increases were offset partially by lower plywood sales volumes. For the three months ended September 30, 2026, Wood Products' segment income was $16.1 million compared to segment loss of $12.1 million for the three months ended September 30, 2025. The increase in segment income was primarily due to higher plywood sales prices and EWP sales volumes, offset partially by higher per-unit conversion costs.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	3Q 2026 vs. 3Q 2025	3Q 2026 vs. 2Q 2026	YTD 2026 vs. 2025

Average Net Selling Prices
LVL	—%	—%	(4)%
I-joists	—%	—%	(5)%
Plywood	31%	8%	15%
Sales Volumes
LVL	18%	2%	4%
I-joists	10%	(4)%	1%
Plywood	(7)%	(2)%	—%

Balance Sheet and Liquidity

Boise Cascade ended third quarter 2026 with $385.1 million of cash and cash equivalents and $395.1 million of undrawn committed bank line availability, for total available liquidity of $780.3 million. The Company had $452.5 million of outstanding debt at September 30, 2026.

Capital Allocation

We expect capital expenditures in 2026, excluding potential acquisition spending, to total approximately $120 million to $140 million. This level of capital expenditures could increase or decrease as a result of several factors, including availability of engineering and construction resources and timing and availability of equipment purchases.

For the nine months ended September 30, 2026, the Company paid $26.1 million in common stock dividends. On October 29, 2026, our board of directors declared a quarterly dividend of $0.23 per share on our common stock, payable on December 16, 2026, to stockholders of record on December 1, 2026.

For the nine months ended September 30, 2026, the Company paid $112.8 million for the repurchase of 1,466,250 shares of our outstanding common stock. In October 2026, the Company repurchased an additional 65,006 shares of our common stock at a cost of approximately $5 million. Subsequent to these share repurchases, approximately $120 million of our outstanding common stock was available for repurchase under our existing share repurchase program.

Outlook

Demand for the products we purchase and distribute, as well as the products we manufacture, is driven primarily by new single-family residential construction, with additional demand generated by new multi-family residential construction, residential repair-and-remodeling, and light commercial activity. During the third quarter, high fuel prices and an inflation-driven increase in benchmark interest rates amplified the affordability challenges that have constrained the new home market throughout 2026. To compensate for a reduced pool of qualified homebuyers, homebuilders have pivoted toward build-to-order construction to better align housing starts with home sales and manage finished-home inventory. Activity levels in the fourth quarter are expected to exhibit typical seasonality and decelerate through the winter. Early industry projections for 2027 indicate that housing starts are expected to decline mid-single digits from 2026 levels. Beyond the near-term uncertainty, long-term residential construction fundamentals remain positive, supported by generational tailwinds and an undersupplied housing market. High homeowner equity, aging U.S. housing stock, and a growing preference among older adults to age in place support sustained growth in repair-and-remodeling spending and reinforce the industry’s underlying demand drivers.

Our distribution business, which purchases and resells a diverse range of products, may benefit from rising prices through increased sales and margins, while periods of declining prices may present challenges. Future product pricing, particularly for commodity products we distribute and manufacture, is expected to remain dynamic, influenced by economic and geopolitical conditions, duties and tariffs, input costs, industry operating rates, supply disruptions, transportation costs and availability, inventory levels, and seasonal demand patterns. Our ability to capture market share associated with recent supplier realignment is dependent upon effective execution of inventory load-in, and maintaining inventory positions sufficient to meet customer demand. Customer reliance on our distribution business increases during periods of market uncertainty, as customers respond to slowing sales with more conservative inventory practices, while greater demand certainty typically moderates this effect. We will continue to monitor end-market demand signals and align production rates and inventory stocking positions accordingly.

We are providing financial guidance for fourth quarter 2026 as set forth in the table below. Guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those related to our recent supplier realignment, and those set forth below under “Forward-Looking Statements.”

Fourth Quarter 2026 Guidance
BMD EBITDA	$35 - $45 million
Wood Products EBITDA	$10 - $20 million
Unallocated Corporate Costs	($13) - ($11) million
Total Company EBITDA	$32 - $54 million

About Boise Cascade

Boise Cascade is one of the largest U.S. wholesale distributors of building materials and a leading manufacturer of engineered wood products and plywood in North America. Our integrated model and national distribution footprint position us to deliver outstanding service to our customers across a broad range of industry-leading products, including key structural products that we produce. Headquartered in Boise, Idaho, we operate more than 60 distribution and manufacturing facilities strategically located across the U.S. and Canada. Our work is powered by a dedicated team of over 7,500 people. Learn more at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss third quarter earnings on Tuesday, November 3, 2026, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Segment EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. We also disclose Segment EBITDA, which is segment income (loss) before depreciation and amortization.

We believe EBITDA, Adjusted EBITDA and Segment EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA, Adjusted EBITDA and Segment EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA, Adjusted EBITDA and Segment EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA, Adjusted EBITDA and Segment EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA, Adjusted EBITDA and Segment EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. For a reconciliation of net income to EBITDA and Adjusted EBITDA and segment income (loss) to Segment EBITDA, please see the section titled, "Summary Notes to Consolidated Financial Statements and Segment Information" below.

Forward-Looking Statements

This press release and the related webcast call contain statements concerning future events and expectations, including, without limitation, statements relating to our outlook. These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," “outlook,” "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. Factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in Boise Cascade’s most recent Annual Report on Form 10-K, subsequent reports filed by Boise Cascade with the Securities and Exchange Commission (SEC), including our forthcoming Quarterly Report on Form 10-Q for the third quarter of 2026, and the following important factors: the commodity nature of a portion of our products and their price movements, which are driven largely by general economic conditions, industry capacity and operating rates, industry cycles that affect supply and demand, and net import and export activity; the highly competitive nature of our industry; declines in demand for our products due to competing technologies or materials, as well as changes in building code provisions; disruptions to information systems used to process and store customer, employee, and vendor information, as well as the technology that manages our operations and other business processes; material disruptions and/or major equipment failure at our manufacturing facilities; declining demand for residual byproducts, particularly wood chips generated in our manufacturing operations; labor disruptions, shortages of skilled and technical labor, or increased labor costs; product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers; the termination of the distribution relationship with our former composite decking supplier and our ability to execute a successful transition to our new third-party supplier for composite decking; the cost and availability of third-party transportation services used to deliver the goods we distribute and manufacture, as well as our raw materials; cost and availability of raw materials, particularly wood fiber; the need to successfully formulate and implement succession plans for key members of our management team; our ability to execute our organic growth and acquisition strategies efficiently and effectively; failures or delays with new or existing technology systems and software platforms; our ability to successfully pursue our long-term growth strategy related to innovation and digital technology; concentration of our sales among a relatively small group of customers, as well as the financial condition and creditworthiness of our customers; impairment of our long-lived assets, goodwill, and/or intangible assets; substantial ongoing capital investment costs, including those associated with organic growth and acquisitions, and the difficulty in offsetting fixed costs related to those investments; our indebtedness, including the possibility that we may not generate sufficient cash flows from operations or that future borrowings may not be available in amounts sufficient to fulfill our debt obligations and fund other liquidity needs; restrictive covenants contained in our debt agreements; changes in or failure to comply with laws and regulations; changes in foreign trade policy, including the imposition of tariffs; compliance with data privacy and security laws and regulations; the impacts of climate change and related legislative and regulatory responses intended to reduce climate change; cost of compliance with government regulations, in particular, environmental regulations; exposure to product liability, product warranty, casualty, construction defect, and other claims; and fluctuations in the market for our equity.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2026	September 30
	2026	2025		2026	2025

Sales	$1,802,174	$1,667,806	$1,831,335	$5,132,123	$4,944,414

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,506,573	1,404,311	1,503,462	4,265,105	4,121,953
Depreciation and amortization	42,732	42,378	42,714	124,499	116,908
Selling and distribution expenses	172,720	165,074	173,787	496,951	470,537
General and administrative expenses	24,605	25,763	27,266	78,171	77,230
Other (income) expense, net	(295)	(2,049)	130	(203)	(9,592)
	1,746,335	1,635,477	1,747,359	4,964,523	4,777,036

Income from operations	55,839	32,329	83,976	167,600	167,378

Foreign currency exchange gain (loss)	(52)	(293)	(420)	(713)	800
Pension expense (excluding service costs)	(30)	(33)	(30)	(90)	(98)
Interest expense	(7,092)	(5,327)	(7,106)	(20,217)	(15,822)
Interest income	2,124	4,181	2,152	7,213	14,314
Change in fair value of interest rate swaps	—	—	—	—	(925)
	(5,050)	(1,472)	(5,404)	(13,807)	(1,731)

Income before income taxes	50,789	30,857	78,572	153,793	165,647
Income tax provision	(14,399)	(9,088)	(21,230)	(42,219)	(41,545)
Net income	$36,390	$21,769	$57,342	$111,574	$124,102

Weighted average common shares outstanding:
Basic	34,962	37,385	35,212	35,357	37,692
Diluted	35,002	37,509	35,227	35,400	37,828

Net income per common share:
Basic	$1.04	$0.58	$1.63	$3.16	$3.29
Diluted	$1.04	$0.58	$1.63	$3.15	$3.28

Dividends declared per common share	$0.23	$0.22	$0.22	$0.67	$0.64

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2026	September 30
	2026	2025		2026	2025

Segment sales	$1,669,465	$1,556,150	$1,697,494	$4,755,907	$4,578,181

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,430,971	1,321,283	1,439,101	4,059,308	3,887,978
Depreciation and amortization	15,622	15,545	15,505	46,410	43,722
Selling and distribution expenses	161,705	154,841	161,674	464,653	438,805
General and administrative expenses	9,936	10,210	11,001	31,358	30,664
Other (income) expense, net	(49)	(15)	96	(161)	(3,724)
	1,618,185	1,501,864	1,627,377	4,601,568	4,397,445

Segment income	$51,280	$54,286	$70,117	$154,339	$180,736

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	85.7%	84.9%	84.8%	85.4%	84.9%
Depreciation and amortization	0.9%	1.0%	0.9%	1.0%	1.0%
Selling and distribution expenses	9.7%	10.0%	9.5%	9.8%	9.6%
General and administrative expenses	0.6%	0.7%	0.6%	0.7%	0.7%
Other (income) expense, net	—%	—%	—%	—%	(0.1)%
	96.9%	96.5%	95.9%	96.8%	96.1%

Segment income	3.1%	3.5%	4.1%	3.2%	3.9%

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2026	September 30
	2026	2025		2026	2025

Segment sales	$461,236	$396,401	$459,603	$1,319,043	$1,259,481

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	404,157	368,406	390,877	1,148,019	1,129,103
Depreciation and amortization	26,611	26,561	26,718	76,794	72,363
Selling and distribution expenses	11,069	10,287	12,167	32,460	31,894
General and administrative expenses	3,566	3,391	4,190	11,624	10,520
Other (income) expense, net	(246)	(189)	(2)	(78)	(4,029)
	445,157	408,456	433,950	1,268,819	1,239,851

Segment income (loss)	$16,079	$(12,055)	$25,653	$50,224	$19,630

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	87.6%	92.9%	85.0%	87.0%	89.6%
Depreciation and amortization	5.8%	6.7%	5.8%	5.8%	5.7%
Selling and distribution expenses	2.4%	2.6%	2.6%	2.5%	2.5%
General and administrative expenses	0.8%	0.9%	0.9%	0.9%	0.8%
Other (income) expense, net	(0.1%)	—%	—%	—%	(0.3%)
	96.5%	103.0%	94.4%	96.2%	98.4%

Segment income (loss)	3.5%	(3.0%)	5.6%	3.8%	1.6%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2026	September 30
	2026	2025		2026	2025
Segment sales
Building Materials Distribution	$1,669,465	$1,556,150	$1,697,494	$4,755,907	$4,578,181
Wood Products	461,236	396,401	459,603	1,319,043	1,259,481
Intersegment eliminations	(328,527)	(284,745)	(325,762)	(942,827)	(893,248)
Total net sales	$1,802,174	$1,667,806	$1,831,335	$5,132,123	$4,944,414

Segment income (loss)
Building Materials Distribution	$51,280	$54,286	$70,117	$154,339	$180,736
Wood Products	16,079	(12,055)	25,653	50,224	19,630
Total segment income	67,359	42,231	95,770	204,563	200,366
Unallocated corporate costs	(11,520)	(9,902)	(11,794)	(36,963)	(32,988)
Income from operations	$55,839	$32,329	$83,976	$167,600	$167,378

Segment EBITDA
Building Materials Distribution	$66,902	$69,831	$85,622	$200,749	$224,458
Wood Products	42,690	14,506	52,371	127,018	91,993

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30, 2026	December 31, 2025

ASSETS

Current
Cash and cash equivalents	$385,148	$477,215
Receivables
Trade, less allowances of $5,534 and $5,618	454,078	315,944
Related parties	368	86
Other	27,873	24,698
Inventories	931,436	795,724
Prepaid expenses and other	24,078	40,751
Total current assets	1,822,981	1,654,418

Property and equipment, net	1,134,915	1,157,261
Operating lease right-of-use assets	63,809	55,980
Finance lease right-of-use assets	40,133	11,825
Timber deposits	10,479	8,058
Goodwill	185,239	185,384
Intangible assets, net	144,186	159,665
Deferred income taxes	2,597	3,041
Other assets	6,626	6,311
Total assets	$3,410,965	$3,241,943

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	September 30, 2026	December 31, 2025

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$370,757	$254,622
Related parties	2,837	915
Accrued liabilities
Compensation and benefits	137,104	103,066
Interest payable	5,293	10,176
Other	130,555	124,297
Total current liabilities	646,546	493,076

Debt
Long-term debt, net	448,668	445,405

Other
Compensation and benefits	36,795	39,354
Operating lease liabilities, net of current portion	57,096	49,778
Finance lease liabilities, net of current portion	43,764	15,631
Deferred income taxes	101,261	105,551
Other long-term liabilities	24,129	18,270
	263,045	228,584

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 34,868 and 36,190 shares issued and outstanding, respectively	349	362
Additional paid-in capital	575,155	571,220
Accumulated other comprehensive loss	(455)	(476)
Retained earnings	1,477,657	1,503,772
Total stockholders' equity	2,052,706	2,074,878
Total liabilities and stockholders' equity	$3,410,965	$3,241,943

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Nine Months Ended September 30
	2026	2025
Cash provided by (used for) operations
Net income	$111,574	$124,102
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	127,208	119,634
Stock-based compensation	10,180	10,068
Deferred income taxes	(3,962)	11,243
Change in fair value of interest rate swaps	—	925
Other	(237)	(11,238)
Decrease (increase) in working capital, net of acquisitions
Receivables	(141,559)	(111,725)
Inventories	(135,712)	(42,462)
Prepaid expenses and other	(3,764)	(7,336)
Accounts payable and accrued liabilities	167,193	38,693
Income taxes payable	21,508	(6,248)
Other	(6,108)	(2,524)
Net cash provided by operations	146,321	123,132

Cash provided by (used for) investment
Expenditures for property and equipment	(90,351)	(187,447)
Acquisitions of businesses and facilities	(135)	—
Proceeds from sales of assets and other	890	11,051
Net cash used for investment	(89,596)	(176,396)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	—	50,000
Payments of long-term debt, including revolving credit facility	—	(50,000)
Repurchase of common stock	(114,537)	(112,702)
Dividends paid on common stock	(26,103)	(26,582)
Tax withholding payments on stock-based awards	(6,244)	(5,939)
Payments of deferring financing costs	—	(1,819)
Other	(1,908)	(1,184)
Net cash used for financing	(148,792)	(148,226)

Net decrease in cash and cash equivalents	(92,067)	(201,490)

Balance at beginning of the period	477,215	713,260

Balance at end of the period	$385,148	$511,770

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2025 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the (i) three months ended September 30, 2026 and 2025, (ii) three months ended June 30, 2026, and (iii) nine months ended September 30, 2026 and 2025:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2026	September 30
	2026	2025		2026	2025
	(in thousands)
Net income	$36,390	$21,769	$57,342	$111,574	$124,102
Interest expense	7,092	5,327	7,106	20,217	15,822
Interest income	(2,124)	(4,181)	(2,152)	(7,213)	(14,314)
Income tax provision	14,399	9,088	21,230	42,219	41,545
Depreciation and amortization	42,732	42,378	42,714	124,499	116,908
EBITDA	98,489	74,381	126,240	291,296	284,063
Change in fair value of interest rate swaps	—	—	—	—	925
Adjusted EBITDA	$98,489	$74,381	$126,240	$291,296	$284,988

The following table reconciles segment income (loss) and unallocated corporate costs to Segment EBITDA, EBITDA and Adjusted EBITDA for the (i) three months ended September 30, 2026 and 2025, (ii) three months ended June 30, 2026, and (iii) nine months ended September 30, 2026 and 2025:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2026	September 30
	2026	2025		2026	2025
	(in thousands)
Building Materials Distribution
Segment income	$51,280	$54,286	$70,117	$154,339	$180,736
Depreciation and amortization	15,622	15,545	15,505	46,410	43,722
Segment EBITDA	$66,902	$69,831	$85,622	$200,749	$224,458

Wood Products
Segment income (loss)	$16,079	$(12,055)	$25,653	$50,224	$19,630
Depreciation and amortization	26,611	26,561	26,718	76,794	72,363
Segment EBITDA	$42,690	$14,506	$52,371	$127,018	$91,993

Corporate
Unallocated corporate costs	$(11,520)	$(9,902)	$(11,794)	$(36,963)	$(32,988)
Foreign currency exchange gain (loss)	(52)	(293)	(420)	(713)	800
Pension expense (excluding service costs)	(30)	(33)	(30)	(90)	(98)
Change in fair value of interest rate swaps	—	—	—	—	(925)
Depreciation and amortization	499	272	491	1,295	823
EBITDA	(11,103)	(9,956)	(11,753)	(36,471)	(32,388)
Change in fair value of interest rate swaps	—	—	—	—	925
Corporate Adjusted EBITDA	$(11,103)	$(9,956)	$(11,753)	$(36,471)	$(31,463)

Total Company Adjusted EBITDA	$98,489	$74,381	$126,240	$291,296	$284,988